Exhibit 10.12

SCP DISTRIBUTORS, LLC
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 20th day of December, 2016, by and between SCP Distributors, LLC, a Delaware corporation (“Employer”), and Peter D. Arvan (“Employee”).

RECITALS

A.
Employer operates swimming pool and irrigation wholesale distribution facilities throughout the United States, Canada, Europe and other international markets. Employer is the operating company for Pool Corporation, a publicly traded company on the NASDAQ.

B.	Employer desires to employ Employee, pursuant to the terms of this Agreement.

C.	The parties desire to specify their rights and responsibilities with regards to each other by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises as specified hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.EMPLOYMENT. Employer to employ Employee, and Employee to accept employment with Employer upon the terms and conditions stated in this Agreement.

2.TERM. The Agreement shall become effective on January 3, 2017, and shall remain in full force and effect until terminated pursuant to the provisions of this Agreement.

3.	COMPENSATION.

3.1    Salary. Employer shall pay Employee’s gross annual salary (“Salary”) during such time Employee is employed by Employer. Employee’s Salary is set at the amount of $400,000 payable in equal installments not less than bi-weekly. Employee’s Salary may be adjusted, from time to time, at the sole discretion of Employer subject to Section 9.3 below.

3.2    Annual Bonus. Employee will be eligible to receive an annual bonus based on criteria set forth in a separate bonus plan pursuant to the Employer’s Executive Officer Annual Incentive Plan (the “Bonus”), consistent with the criteria established for the Employer’s Chief Executive Officer (“CEO”), with a maximum payout of 150% of salary for 2017 and 200% of salary each year thereafter. The Bonus shall be paid by Employer to Employee on, and shall not be earned by Employee unless Employee is employed on, February 28th of the year following the calendar year in which the Bonus is applicable. Except as otherwise provided in Sections 9.2 and 9.3 below, fEmployee is not employed, for any reason, on February 28th of the year following each applicable calendar year, Employee shall not be eligible to receive the Bonus for the preceding calendar year unless specifically authorized by the Employer’s CEO and Pool Corporation’s Board of Directors.

Exhibit 10.12

3.3    Strategic Plan Incentive Program.      Beginning with the performance period for awards to be paid in 2019 (i.e., January 1, 2016 through December 31, 2018), Employee will be eligible to participate in the Strategic Plan Incentive Program (“SPIP”), at the Group II Level (with a maximum payout of 100% of salary), and at the Group I Level for the performance period award to be paid in 2020 (i.e., January 1, 2017 through December 31, 2019) (with a maximum payout of 200% of salary); provided the SPIP remains in existence and subject to Section 9.3 below, Employee will thereafter be eligible to participate in the SPIP at the Group I level. The SPIP shall be paid by Employer to Employee on, and shall not be earned by Employee unless Employee is employed on, February 28th of the year following the calendar year in which the SPIP is applicable. Except as otherwise provided in Sections 9.2 and 9.3 below, if Employee is not employed, for any reason, on February 28th of the year following each applicable calendar year, Employee shall not be eligible to receive the SPIP for the preceding calendar year unless specifically authorized by the Employer’s CEO and Pool Corporation’s Board of Directors.

3.4    Equity Grants. Upon the first date of employment (January 3, 2017), Employee shall receive an equity grant in the form of performance-based restricted stock and/or non-qualified stock options with a grant value of $1,500,000 pursuant to Employer’s Amended and Restated 2007 Long-Term Incentive Plan (“LTIP”). Employee has the right to receive such grant all in the form of performance-based restricted stock (calculated as the grant value of $1,500,000 divided by the closing stock price on the grant date in accordance with the terms of the LTIP), or all in the form of non-qualified stock options (calculated as 2.5X the number of performance-based restricted stock), or 50% in each form of performance-based restricted stock and non-qualified stock options, all of which shall be determined prior to the date of grant. The terms of such grant shall be set forth in a separate Performance-Based Restricted Stock Agreement and/or Stock Option Agreement for the Grant of Non-Qualified Stock Options, as applicable, and shall provide terms consistent with Sections 9.2 and 9.3 below. In each of 2018 and 2019, Employee shall receive an equity grants in the same form, with the same alternatives, and for the same grant value ($1,500,000 each year), as upon start of employment, with such equity grants awarded at each year’s first regularly scheduled meeting of the Pool Corporation Board of Directors consistent with the equity grants provided to all other officers.

3.5    Withholding Taxes. All compensation paid to Employee pursuant to this section 3 shall be subject to all applicable state, federal and local withholding taxes.

4.    DUTIES. Employee will serve as Executive Vice President for Employer which shall without limitation include North America line management responsibilities and shall perform such other specific services or duties as Employer assigns from time to time.

5.    EMPLOYEE BENEFITS. Employee shall be entitled to participate in all benefits Employer provides, or makes available to similarly situated employees in the same classification or equivalent level of responsibility, as changed from time to time by Employer.

6.AUTOMOBILE ALLOWANCE. Employer shall provide Employee with a vehicle under Employer’s guidelines for like executives.

7.EXTENT OF SERVICES. Employee shall devote his entire working time, attention and energies to Employer’s business and shall not, during the term of this Agreement, be engaged in any other business activity that interferes with Employee’s duties for Employer as determined in the sole discretion of Employer, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, Employee may invest his assets in such form or other manner as will not require his services in the operation of the affairs of the companies in which such investments are made and Employee may serve on one outside company Board provided that such service does not interfere with Employee’s obligations to the Employer.

Exhibit 10.12

8.DISCLOSURE OF INFORMATION. Employee acknowledges his position with Employer has given Employee access to and will continue to give Employee access to certain confidential and proprietary information (“Confidential Information”) of Employer and such Confidential Information, including but not limited to Employer’s products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing; is a valuable, special and unique asset of Employer’s business. In consideration of Employee’s continued employment with Employer, Employee agrees that he will not communicate, disclose, divulge or make available to any person or entity (other than Employer) any Confidential Information that he may know or possess or hereafter come to know or possess as a result of his employment hereunder, except upon the prior written authorization of Employer or as may be required by law or legal process. In the event of a breach or threatened breach by Employee of the provisions of this section 8, Employer shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, Employer’s Confidential Information, or from rendering any services to any person, firm corporation, association, or another entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed, it being acknowledged by Employee that any such breach or threatened breach will cause irreparable injury to Employer. Nothing in this section 8 shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery from Employee of damages, attorney fees and other costs and expenses incurred by Employer. All memoranda, notes, records or other documents compiled by Employee or made available to Employee during the Term, concerning the business of Employer and its customers, shall be the property of Employer and shall be delivered to Employer on the termination of Employee’s employment as provided herein, or at any other time upon request.

9.	TERMINATION.

9.1In addition to the reasons provided in Sections 9.3, 9.4, and 9.5, Employer may terminate Employee’s employment under this Agreement for any reason or no reason upon thirty (30) days written notice to Employee. Employee may terminate Employee’s employment under this Agreement only upon thirty (30) days written notice to Employer.

9.2If Employer terminates Employee’s employment for any reason other than as provided in Section 9.3 and 9.4, Employer shall pay to Employee (i) six months’ salary as provided in Section 3.1; and in the event such termination occurs prior to December 31, 2018, (ii) the monthly pro rata portion of the Bonus for the applicable year and (iii) the monthly pro rata portion of the SPIP award granted in 2018(“Cash Severance”). Such Cash Severance Compensation shall be paid biweekly corresponding with regular payroll dates in the case of the Salary portion and on or before February 28 of the following year in the case of the Bonus and SPIP portion, and such Severance Compensation shall be the sole cash severance benefit payable to Employee by Employer. In addition, the portion of any equity grants awarded to Employee in 2017 and 2018 (up to a maximum of two such grants) that have not vested and represent the monthly pro rata portion of employment served, shall continue to vest in their normal course and in the case of non-qualified stock options, with the same expiration date(s). For example, if Employee is awarded 15,000 shares of performance based restricted stock in each of 2017 and 2018 and is terminated in April, 2020, Employee shall retain 16,500

Exhibit 10.12

restricted shares that shall continue to vest in their normal course (“Equity Severance”). (Cash Severance and Equity Severance, collectively “Severance Compensation”).

9.3If Employee terminates his employment as provided in section 9.1, Employer shall have the option of immediately terminating Employee without any further liability or obligation to Employee, including no obligation to pay Severance Compensation under Section 9.2. However, the Employee may terminate his employment within 30 days of any reduction in salary, bonus opportunity, and/or equity grants, in which case the Severance Compensation in Section 9.2.would apply.

9.4Employer may terminate Employee’s employment under this Agreement for Cause without any obligation of providing advance notice to Employee. For the purposes of this Agreement, Cause shall mean:

9.4.1     Employee’s material breach of this Agreement;

9.4.2     Employee’s misconduct which may reasonably be anticipated to have an adverse effect upon Employer’s business;

9.4.3    Employee’s disregard of the lawful instructions of the Board of Directors or Officers of Employer that are consistent with Employee’s position;

9.4.4    Employee’s abuse of alcohol or drugs;

9.4.5    Employee’s commission of a felony or an act involving fraud, theft or dishonesty;

9.4.6    Employee’s intentional furnishing of materially false, or misleading information to the Board of Directors or Officers of Employer, that is detrimental to the Company;

9.4.7    Employee’s breach or threatened breach of the provisions of this section 9 of this Agreement; or

9.4.8    Employee’s failure or refusal to comply or Employer’s reasonable belief that Employee has failed or refused to comply with Employer’s policies, standards, or regulations as set forth in Employer’s Employee Handbook and other employment policies, a copy of which Employee hereby acknowledges that he has received.

9.5    Employer may terminate Employee’s employment under this Agreement in the event of Employee’s death or “disability.” Disability is defined as Employee’s physical or mental disability significant enough to preclude performance of his duties, determined to be (or reasonably expected to be based upon then available medical information) of ninety (90) days’ duration.

10.    RESTRICTIVE COVENANT.

10.1Employee hereby acknowledges and recognizes that during the term of his employment with Employer, he will be privy to trade secrets and Confidential Information critical to Employer’s business within certain markets, and that Employer may find it extremely difficult and disruptive to replace the Employee.

10.2Employee hereby further acknowledges that Employer operates swimming pool and irrigation wholesale distribution facilities throughout the United States and other international markets together with the sale of associated products to swimming pool and irrigation contractors.

Exhibit 10.12

10.3In consideration of his employment and continued employment with Employer, training in Employer’s techniques, access to Employer’s Confidential Information, the consideration to be received by Employee hereunder, and the other promises contained herein, and for the purpose of protecting Employer’s customer relationships, goodwill, valuable information and Confidential Information, Employee hereby agrees that he will not, from and after the effective date of this Agreement until the second anniversary of the termination of Employee’s employment with Employer:

10.3.1directly or indirectly carry on or engage in any business or activity similar to that of Employer (such business or activity being hereinafter called a “Competing Business”) in the United States whether in the capacity of an officer, director, owner, employee, agent, partner, affiliate, or other participant in any Competing Business;

10.3.2directly or indirectly solicit any customer of Employer;

10.3.3 assist others in carrying on or engaging in any Competing Business or soliciting any customer of Employer;

10.3.4 induce Employer’s customers as they exist at the time Employee’s employment is terminated to change or alter in any manner their business dealings with Employer.

10.3.5 directly or indirectly contact or cause to be contacted any of Employer’s customers as they exist at the time Employee’s employment is terminated; or

10.3.6 induce other employees of Employer to terminate their employment with Employer or engage in any Competing Business.

10.4Employee acknowledges and agrees that the foregoing restrictions will limit his ability to become employed with a Competing Business, but he nevertheless understands that he has received and will in the future receive sufficient consideration and other benefits as an Employee of Employer and as otherwise provided hereunder to clearly justify such restrictions, which in any event (given his education, skills, and ability) Employee does not believe would prevent him from earning a living.

10.5Employee acknowledges and agrees that compliance with this Restrictive Covenant is necessary to protect the business and good will of Employer and that a violation of this Agreement will cause irreparable injury to Employer. Therefore, Employee agrees that in the event of Employee’s actual or threatened breach of the provisions of this section 10, Employer shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach without having to prove that it has suffered irreparable injury and without posting any bond or other security. Employer shall also be permitted to pursue any other available remedies available for such breach or threatened breach, including the recovery of damages from Employee, and Employee shall reimburse Employer for all reasonable costs associated with the enforcement of this section 10 including court costs and reasonable attorneys’ fees. If a court of competent jurisdiction determines that any provision or restriction in this section 10 is unreasonable or unenforceable, said court shall modify such restriction or provision so that it then becomes an enforceable restriction of the activities of Employee that are competitive with Employer.

Exhibit 10.12

11.    NOTICES.

11.1    Any notice, request, or other communication required or permitted under this Agreement shall be in writing. Notice shall be deemed given only if personally delivered or sent by registered or certified mail, return receipt requested. Any notice so mailed shall be deemed given on the date received. All such notices shall be given to the respective parties at the addresses designated below, or to such other address as a party may designate in a like manner:

If to Employer:    Jennifer Neil
General Counsel
SCP Distributors, LLC
109 Northpark Blvd.
Covington, LA 70433

Copy to:        Manuel Perez de la Mesa
Chief Executive Officer
SCP Distributors, LLC
109 Northpark Blvd.
Covington, LA 70433

If to Employee:    Peter D. Arvan

Southport, North Carolina

11.2The refusal by a party to accept a notice does not affect the giving of the notice.

12.    MISCELLANEOUS.

12.1    Entire Agreement: Further Assurances. This Agreement, theBonus, SPIP, LTIP and equity agreements referenced in Article 3 hereof, constitute the entire agreement between the parties pertaining to Employee’s employment as Executive Vice President of Employer and all prior negotiations, and agreements, whether written or oral, are merged into this Agreement. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and to take such further action as may be reasonably requested by the other party hereto for the implementation of this Agreement and the consummation of the transaction contemplated hereby.

12.2    Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such provision had never been contained in it, and any such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

12.3    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one document representing the agreement among the parties.

12.4     Amendment. This Agreement may not be amended, discharged, or terminated, or changed orally. Any amendment, discharge, termination, or change to this Agreement shall be in writing and signed by both parties.

Exhibit 10.12

12.5    Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement or the failure of any party to insist upon compliance with any condition hereof shall not operate or be construed as a waiver of any subsequent breach; and no waiver shall be valid unless it is in writing and is signed by both parties.

12.6    Extension of Noncompete Period. The period of time during which Employee is prohibited from competing with Employer pursuant to section 10 shall be extended by any length of time during which Employee is in breach of any of such covenants.

12.7    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina without reference to principles of conflicts of law.

12.8    Survival. The provisions and restrictions contained in sections 8 and 10 shall survive the termination of this Agreement.

12.9    Attorneys’ Fees and Expenses. In the event a party is required to enforce any of the rights granted under this Agreement, the other party shall be entitled to recover from the breaching party the reasonable attorneys’ fees, costs and expenses incurred by the other party as a result of such breach.

12.10 Recitals. All recitals set forth at the outset of this Agreement are incorporated by reference in it and are true.

12.11    Full Disclosure. Employee acknowledges that any receipt of restricted stock, stock options and/or loyalty awards from the Employer is conditioned upon the execution of this Agreement. Employer makes no representation, guarantee or promise that any such restricted stock and/or stock options awards may be issued now or in the future. Employee represents and acknowledges that Employee has carefully reviewed all of the terms and conditions in this Agreement, and has been advised of Employee’s right to seek independent legal counsel prior to execution of this Agreement.

12.12 Successors and Assigns; Benefits. This Agreement is a personal contract and the Employee’s rights and obligations hereunder may not be transferred or assigned by the Employee other than by will or the laws of dissent or distribution. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer, and this Agreement shall inure to the benefit of Employer’s successors and assigns. In the event of any attempted assignment or transfer of rights hereunder by the Employee contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

IN WITNESS WHEREOF, the parties have entered into this Agreement the date first written above.

EMPLOYER	EMPLOYEE

SCP DISTRIBUTORS, LLC.

By: /s/ Manuel J. Perez de la Mesa	By: /s/ Peter D. Arvan
Manuel J. Perez de la Mesa	Peter D. Arvan